Exhibit 4.3

Exhibit D

EXCHANGE RIGHTS OF CLASS B-1 MEMBERS

ARTICLE I
GENERAL PROVISIONS

1.01.General.  This Exhibit D is a part of the Amended and Restated Operating Agreement of Pzena Investment Management, LLC, dated as of [_______], 2019 (the “Agreement”).  Capitalized terms used in this Exhibit D have the respective meanings given to them in Section 1.02 hereof or, if not defined therein, in Section 1.08 of the Agreement.  Except as otherwise provided herein, references to Sections in this Exhibit D shall be references to Sections of this Exhibit D.  In the event that the Company is dissolved pursuant to the Agreement, any exchange right provided in this Exhibit D shall expire on the final distribution of the assets of the Company.

1.02Certain Definitions.  As used in this Exhibit, the following terms shall have the following meanings:

“Aggregate Residual Value” shall mean the product of (i) the applicable Residual Value per Unit multiplied by (ii) the number of such Class B-1 Units exchanged by a Class B-1 Member on an Exchange Date.

“Annual Period” shall mean each annual period each annual period beginning on October 31 of each year and ending on October 30 of the following year.

“Certificate” shall mean the Amended and Restated Certificate of Incorporation of Pzena Inc., filed with the Secretary of State of the State of Delaware on October 30, 2007, as thereafter amended from time to time.

“Class A Shares” shall mean shares of Class A Common Stock of Pzena Inc.

“Class B Shares” shall mean shares of Class B Common Stock of Pzena Inc.

“Closing” has the meaning set forth in Section 2.04(a).

“Closing Date” has the meaning set forth in Section 2.04(a).

“Closing Date Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date.

“Employee Member Group” has the meaning set forth in Section 2.02(a).

“Exchange” shall mean the exchange by a Class B-1 Member of one or more vested Class B-1 Units for Exchange Shares pursuant to the provisions of this Exhibit D.

“Exchange Date” has the meaning set forth in Section 2.01(a).

“Exchange Notice” has the meaning set forth in Section 2.01(b).

“Exchange Shares” shall mean the number of Class A Shares obtained by dividing the Aggregate Residual Value of the Class B-1 Units exchanged by a Class B-1 Member on any Exchange Date by the Closing Date Value and subtracting the Fractional Remainder.

“Fractional Remainder” shall mean the number of fractional Class A Shares in excess of the whole number of Class A Shares obtained by dividing the Aggregate Residual Value of the Class B-1 Units exchanged by a Class B-1 Member on any Exchange Date by the Closing Date Value.

“Post 12-Month Exchange Date” has the meaning set forth in Section 2.02(a).

“Post 18-Month Exchange Date” has the meaning set forth in Section 2.02(a).

“Registration Rights Agreement” shall mean the Resale and Registration Rights Agreement, dated as of October 30, 2007, by and among Pzena Inc. and the Holders named on the signature pages thereto.

“Residual Cash Value” shall mean the product of the Fractional Remainder multiplied by the Closing Date Value.

“Residual Value Per Unit” shall mean the difference between (i) the Closing Date Value minus (ii) the closing price of the Class A Shares on the date of issuance of a Class B-1 Unit, as adjusted to reflect the value of accumulated earnings yet to be distributed, as reasonably determined by Company.

“Termination Date” has the meaning set forth in Section 2.02(a).

ARTICLE II
EXCHANGE

2.01.Exchange Dates; Exchange Notices.

(a)The Managing Member shall establish one or more dates in each Annual Period as a date on which certain Class B-1 Members shall be required, in accordance with the terms and timing described in Section 2.02 below, to Exchange their Class B-1 Units (such date, an “Exchange Date”), provided that the Managing Member may, by notice to each Class B-1 Member, postpone any Exchange Date one or more times.  For the avoidance of doubt, the Managing Member may establish as many Exchange Dates as it shall determine in its sole discretion.

(b)The Managing Member shall provide, in respect of at least one (1) Exchange Date in each Annual Period, a written notice (an “Exchange Notice”) to all Class B-1 Members at least fifteen (15) calendar days prior to such Exchange Date.  In respect of any other Exchange Date within such Annual Period, the Managing Member may provide an Exchange Notice to one or more Class B-1 Members such number of days prior to such Exchange Date as the Managing Member may determine in its sole discretion.

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2.02Exchanges by Class B-1 Members.

(a)General Rule.  Subject to Sections 2.02(b) and 2.05, (i) on the first Exchange Date following the first anniversary of the date of termination of employment of an Employee Member (such date of termination for each such Employee Member, the “Termination Date” and such first anniversary, the “Post 12-Month Exchange Date”), each Employee Member and all Permitted Transferees of such Employee Member (collectively, the “Employee Member Group”) shall Exchange a number of vested Class B-1 Units in an amount of seventy-five percent (75%) of the aggregate number of vested Class B-1 Units held by each member of such Employee Member Group as of the Post 12-Month Exchange Date and (ii) on the first Exchange Date following the 18-month anniversary of the Termination Date (the “Post 18-Month Exchange Date”), each member of the Employee Member Group shall Exchange all of the remaining Vested Class B-1 Units held by such member of such Employee Member Group as of the Post 18-Month Exchange Date.

(b)Exceptions.  Notwithstanding Section 2.02(a), the Managing Member may permit any Class B-1 Member to exchange vested Class B-1 units in amounts exceeding those described in Section 2.02(a), which permission may be withheld, delayed, or granted on such terms and conditions as the Managing Member may determine in its sole discretion.

(c)Restrictions on Class A Shares.  Each Class B-1 Member hereby acknowledges and agrees that (i) neither the Company nor the Managing Member shall have any obligation to deliver Class A Shares that have been registered under the Securities Act, and (ii) the Company reserves the right on any Exchange Date to provide registered Class A Shares, unregistered Class A Shares or any combination of thereof, as it may determine in its sole discretion.  The Managing Member and the Company reserve the right to cause certificates evidencing such Class A Shares to be imprinted with legends as to restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable U.S. federal or state securities laws or other legal or contractual restrictions and may require any Class B-1 Member to which Class A Shares are to be distributed to agree in writing (i) that such Class A Shares will not be transferred except in compliance with such restrictions and (b) to such other matters as the Managing Member may deem reasonably necessary or appropriate in light of applicable law and existing agreements.

(d)Unvested Class B-1 Units.  For the avoidance of doubt, a Class B-1 Member or Permitted Transferee may not Exchange any unvested Class B-1 Units at any time.

2.03.Exchange Representations.  As of any applicable Exchange Date, each Class B-1 Member and Permitted Transferee shall represent to each of the Company and the Managing Member that such Class B-1 Member or Permitted Transferee owns the Class B-1 Units to be delivered at such Closing pursuant to Section 2.06, free and clear of all Liens, except as set forth in a certificate delivered to the Company, and, if there are any such Liens set forth in such certificate, such Class B-1 Member or Permitted Transferee shall covenant that such Class B-1 Member or Permitted Transferee will deliver at the applicable Closing evidence reasonably satisfactory to the Company and the Managing Member, that all such Liens have been released.

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2.04.Closing Date.

(a)On each applicable Exchange Date (as may be extended pursuant to this Section 2.04, the “Closing Date”), the parties shall effect the closing (the “Closing”) of the transactions contemplated by this Article II at the offices of Pzena Inc. at 320 Park Avenue, 8th Floor, New York, NY 10022, or at such other time, at such other place, and in such other manner, as the applicable parties to such Exchange shall agree in writing; provided, however, that, except as may be determined otherwise by the Company in its sole discretion, if an applicable Exchange Date falls on a day during which directors, officers or other employees of Pzena Inc. or any of its affiliates are prohibited by the trading policies of Pzena Inc. from disposing of equity securities of Pzena Inc., then with respect to all applicable Exchanges, the Closing Date shall instead be deemed to be the first Business Day after such Exchange Date that such officers and directors are allowed to dispose of equity securities of Pzena Inc. pursuant to the trading policies of Pzena Inc.

(b)No Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Managing Member, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” as defined in Section 7704 of the Code.

2.05.Closing Conditions.

(a)The obligations of any of the parties to consummate an Exchange pursuant to this Article II shall be subject to the conditions that there shall be no injunction, restraining order or decree of any nature of any Governmental or Regulatory Authority that is then in effect that restrains or prohibits the Exchange of Class B-1 Units or the transfer of Class B-1 Shares for redemption.

(b)The obligations of the Company and the Managing Member to consummate an Exchange pursuant to this Article II with respect to a Class B-1 Member or Permitted Transferee Exchanging Class B-1 Units at such Closing that is not a party to the Registration Rights Agreement shall be subject to the execution and delivery by such Class B-1 Member or Permitted Transferee of a counterpart signature page of the Registration Rights Agreement.

(c)The obligations of each Class B-1 Member or Permitted Transferee exchanging Class B-1 Units at such Closing that is not a party to the Registration Rights Agreement shall be subject to the execution and delivery by Pzena Inc. of a counterpart signature page of the Registration Rights Agreement.

2.06.Closing Deliveries.  At each Closing, the Company, the Managing Member and each Class B-1 Member and Permitted Transferee participating in an Exchange in respect of such Closing shall deliver the following:

(a)each such Class B-1 Member or Permitted Transferee shall deliver an instrument of transfer, substantially in the form of Annex A hereto or otherwise in form reasonably satisfactory to the Managing Member, sufficient (i) to transfer to the Company the number of vested Class B-1 Units subject to the Exchange of such Class B-1 Member or Permitted Transferee and (ii) in the case of an Employee Member, to affirm that such Class B-1 Member agrees to comply with the covenants contained in Section 5.07 and 5.08 of the Agreement as may be applicable to such Employee Member at that time;

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(b)if applicable, each such Class B-1 Member or Permitted Transferee shall deliver evidence reasonably satisfactory to the Company and the Managing Member, that all Liens on such Class B-1 Member’s Class B-1 Units delivered pursuant to this Section 2.06 have been released;

(c)each such Class B-1 Member or Permitted Transferee shall deliver a non-foreign affidavit dated as of the date of the Closing, in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 and 1446, stating that such Class B-1 Member or Permitted Transferee is not a “foreign person” as defined in Code Section 1445 and 1446, and an IRS Form W-9 claiming a complete exemption from backup withholding;1

(d)the Managing Member shall deliver to the Company a certificate or book-entry credit issued in the name of each such Class B-1 Member or Permitted Transferee representing the Exchange Shares; and

(d)the Company shall deliver to each such Class B-1 Member or Permitted Transferee a certificate or book-entry credit representing the Exchange Shares and a cash payment equal to the Residual Cash Value.

2.07.Expenses.  Each party hereto shall bear such party’s own expenses in connection with the consummation of any of the transactions contemplated hereby, whether or not any such transaction is ultimately consummated.

2.08Termination of Class B-1 Membership; Cancellation of Class B-1 Units; Issuance of Class A Units.  Upon consummation of each Closing contemplated by this Article II, each Class B-1 Unit transferred to the Company at such Closing shall be cancelled, the Company shall issue one Class A Unit to the Managing Member in respect of each such Class B-1 Unit that was transferred and surrendered, and the Managing Member shall modify the Register of Members to reflect such cancellation and issuance.  In the event that, as a result of an Exchange a Class B-1 Member or Permitted Transferee shall cease to hold any vested or unvested Units, such Class B-1 Member or Permitted Transferee shall cease to be a “member” of the Company for any purpose under the Agreement or the Act.

2.09Tax Treatment.  As required by the Code and the Regulations: (i) the parties shall report an Exchange consummated hereunder as a taxable sale of Class B-1 Units by a Class B-1 Member or Permitted Transferee to the Company and (ii) no party shall take a contrary position on any income tax return or amendment thereof unless challenged by a taxing authority.

2.10Amendments.  This Exhibit D may not be amended except as set forth in Section 11.01 of the Agreement.

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Note to Pzena – Presumably member should also deliver a FIRPTA/1446(f) certificate.  To be discussed if there are to be any foreign holders.  Presumably this should also be replicated for Class B/Class A exchanges.

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ANNEX A

INSTRUMENT OF TRANSFER

This INSTRUMENT OF TRANSFER (this “Instrument”) is made as of the Applicable Date by the undersigned (the “Transferor”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth on the signature page to this Instrument and, if not defined therein, in the Amended and Restated Operating Agreement (as amended or modified, the “Operating Agreement”) of the Pzena Investment Management, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H

WHEREAS, Transferor is the owner of the Applicable Number of vested Class B-1 Units (the “Transferred Units”) and a party to the Operating Agreement; WHEREAS, Transferor has submitted to the Company an Exchange Request, dated as of the Exchange Request Date, electing to exchange (the “Exchange”) the Transferred Units for a number of Class A Shares of Pzena Inc. (the “Exchange Shares”); and WHEREAS, in connection with the Exchange, Transferor desires to transfer to the Company all of Transferor’s right, title and interest in, to and under the Transferred Units. NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and in the Operating Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledges, Transferor hereby agrees as follows:

1. Transfer.  Transferor hereby transfers, assigns and delivers to the Company, free and clear of all Liens, all of Transferor’s right, title and interest in, to and under the Transferred Units.

2. Representations and Warranties.  Transferor hereby represents and warrants to the Company as follows:

(a)Transferred Units.  Immediately prior to giving effect to the transfer contemplated by this Instrument, Transferor owns, beneficially and of record, the Transferred Units free and clear of any Liens.

(b)Authority of Transferor.  If Transferor is not a natural person, Transferor is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which Transferor was formed or organized.  Transferor has full right, authority, power and legal capacity to enter into this Instrument and each agreement, document and instrument to be executed and delivered by Transferor pursuant to, or as contemplated by, this Instrument and to carry out the transactions contemplated hereby and thereby.  This Instrument and each agreement, document and instrument executed and delivered by Transferor pursuant to, or as contemplated by, this Instrument constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Transferor enforceable in accordance with their respective terms.  The execution, delivery and performance by Transferor of this Instrument and each such other agreement, document and instrument:

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(i)

does not and will not violate any laws applicable to Transferor, or require Transferor to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

(ii)

does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, lien, security interest, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Transferor is a party or by which the property of Transferor is bound or affected, or result in the creation or imposition of any Lien on any of the assets of Transferor; and

(iii)	in the event that Transferor is not a natural person, does not and will not violate any provision of any organization document of Transferor.

3. [Employee Member] Acknowledgement.  [In the event Transferor is an Employee Member,] Transferor hereby acknowledges that he or she is receiving a significant economic benefit by Exchanging the otherwise illiquid Transferred Units into the Exchange Shares and therefore reaffirms his or her obligation to comply with the restive covenants contained in Sections 5.07 and 5.08 of the Operating Agreement as may be applicable to such Employee Member on and following the date hereof.

4. Further Assurance.  Transferor hereby agrees to execute and deliver such further agreements and instruments and take such other actions as may be necessary to make effective the transfer contemplated by this Instrument.

5. Successors and Assigns.  This Instrument shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6. Governing Law.  This Instrument shall be governed by and construed and enforced in accordance with the law of the State of Delaware, without regard to principles of conflict of laws.

7. Descriptive Headings.  The descriptive headings in this Instrument are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Instrument.

8. Counterparts.  This Instrument may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

9. Entire Agreement.  This Instrument and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the parties hereto, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, intending to be legally bound hereby, Transferor has executed this Instrument as of the Applicable Date.

TRANSFEROR:

Name:

Acknowledged and accepted

as of the Applicable Date by:

PZENA INVESTMENT MANAGEMENT, LLC

_______________________________________

Name:

Title:

Certain Defined Terms

Applicable Date:

Transferor:

Applicable Number:

Exchange Request Date:

[Signature Page to Instrument of Transfer]

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